EXECUTION COPY

SEVERANCE AGREEMENT

This Severance Agreement (the "Agreement") is made as of July 29, 2011 (the "Effective Date") by and between Layne Christensen Company, a Delaware corporation ("Company"), and Rene J. Robichaud ("Employee").

RECITALS

WHEREAS, Employee was recently hired to serve as a key employee of Company and the services and knowledge of Employee are valuable to Company in connection with the management of the Company's business;

WHEREAS, the entering into this Agreement was a condition to Employee agreeing to accept employment with the Company;

WHEREAS, Company's Board of Directors (the "Board") has determined that it is in the best interest of Company and its stockholders to secure the Employee's service and to ensure Employee's dedication and objectivity by providing Employee with certain severance benefits if Company were to actually or constructively terminate Employee's employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Company and Employee, each intending to be legally bound, agree as follows:

1.   Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until the earlier of (i) the date on which Employee's employment with Company terminates pursuant to Section 3 or 4 of this Agreement or (ii) twelve (12) months following the date of delivery to the Employee of written notice by the Company of its intent to terminate this Agreement. Notwithstanding the foregoing, however, and regardless of whether written notice by the Company of its intent to terminate this Agreement has already been provided, this Agreement may not be terminated by the Company during the Three-Year Period (as defined in Section 4(a) hereof).

2.   Restrictions on Employee's Conduct.

(a)   Exclusive Services. During the Term, Employee shall at all times devote Employee's full-time attention, energies, efforts and skills to the business of Company (which term shall hereinafter include each of Company's subsidiaries) and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without Company's written consent, provided that such prior consent shall not be required with respect to: (i) business interests that neither compete with Company nor interfere with the performance of Employee's duties and obligations under this Agreement; or (ii) Employee's charitable, philanthropic or professional association activities which do not interfere with the performance of Employee's duties and obligations under this Agreement.

(b)   Confidential Information. During the Term and after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, "Confidential Information" shall mean all information disclosed to Employee, or known by him as a consequence of or through Employee's employment with Company (under this Agreement or prior to this Agreement) where such information is not generally known in the trade or industry or was regarded or treated as confidential by Company, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Company. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of the Term, Employee shall immediately return to Company all property of Company and all Confidential Information, which is in tangible form, including all copies, extracts, and summaries thereof and any Confidential Information stored electronically on tapes computer disks or in any other manner.

(c)   Business Opportunities and Conflicts of Interests.

(i)   During the Term, Employee shall promptly disclose to Company each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Company, Company might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Company shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii)   During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Company, and he shall avoid any acts or omissions which are disloyal to, or competitive with Company.

(d)   Non-Solicitation. For a period of two years following any termination of this Agreement, Employee shall not, except in the course of Employee's duties under this Agreement, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Company, or solicit or offer employment to any person who was employed by Company at any time during the twelve-month period preceding the solicitation or offer.

(e)   Covenant Not to Compete.

(i)   During the Term, Employee shall not, without Company's prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on Employee's own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to Employee's knowledge, is about to become, engaged in any business with which Company is currently or has previously done business or any subsequent line of business developed by Company or any business planned during the Term to be established by Company. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent (5%) of any such company's outstanding equity.

(ii)   For a period of two years following any termination of this Agreement and without regard to whether Company or Employee terminates this Agreement, Employee shall not, engage in competition with Company, or solicit, from any person or entity who purchased any product or service from Company during Employee's employment hereunder, the purchase of any product or service in competition with then existing products or services of Company.

(iii)   For purposes of this Agreement, Employee shall be deemed to engage in competition with Company if he shall, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in services similar to those provided by Company or any member of Company's group of companies. The provisions of this Section 2(e) shall apply in any location in which Company has established, or is in the process of establishing, a business presence.

(f)   Employee Acknowledgment. Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 2 are fair and reasonable considering the nature of Company's business, and are reasonably required for Company's protection.

(g)   Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 2 as unenforceable or void, the provisions of this Section 2 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.

(h)   Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 2, the remedies available at law to Company would be inadequate and in lieu thereof, or in addition thereto, Company shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Company to make known the terms of this Section 2 to any person, including future employers of Employee.

(i)   Termination of Agreement by Company. Notwithstanding anything to the contrary, the provisions of (A) Sections 2(d) and (e) above shall not apply with respect to the Employee upon the termination of this Agreement by the Company pursuant to clause (ii) of Section 1 hereof and (B) Section 2(e)(ii) shall not apply to activities related to the oilfield service business in the event that Employee has not been elected Chief Executive Officer of the Company on or before February 1, 2012.

(j)   Notice and Opportunity to Cure.  If the Company believes that Employee has breached Section 2(a), Section 2(c) or Section 2(e), the Company shall provide a reasonably detailed written notice to Employee of the activity or conduct by Employee that the Company believes is in violation of such Section(s). Employee shall be deemed to be in breach of such

Section(s) only if he fails to cease such activities or conduct within five (5) days following receipt of such notice from the Company; provided further, however, that a repeated breach after such notice involving the same or substantially similar activity or conduct shall be a breach of this Agreement without any additional notice from the Company.

3.   Termination.

(a)   Termination by Company for Cause. Subject to the last sentence of this Section 3(a), at any time during the Term of this Agreement, Company may terminate Employee's employment for Cause, as defined below, upon at least fourteen (14) days written notice setting forth a description of the conduct constituting Cause. If Employee's employment is terminated for Cause, he shall be entitled to:

(i)   payment of any earned but unpaid portion of Employee's annual base salary as in effect from time to time ("Base Salary") through the effective date of such termination;

(ii)   reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee's duties hereunder;

(iii)   the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)   payment of any accrued but unpaid benefits (including without limitation, any bonus due by virtue of having met all applicable performance targets prior to the effective date of such termination), and any other rights, as required by the terms of any employee benefit plan or program of Company.

For purposes of this Agreement, "Cause" shall mean: (1) conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any felony, or any misdemeanor involving moral turpitude; (2) fraud, misappropriation or embezzlement by Employee; (3) Employee's willful failure, gross negligence or gross misconduct in the performance of Employee's assigned duties for Company; and (4) willful failure by Employee to follow reasonable instructions of the Board; provided, however, the occurrence of those events set forth in clauses (3) and (4) shall be deemed "Cause" to the extent and only to the extent that such breach or nonperformance remains uncorrected for thirty (30) days following Company's reasonably detailed written notice to Employee of such breach or nonperformance; provided further, however, that a repeated breach after notice and cure of any provision of clauses (3) or (4) involving the same or substantially similar actions or conduct, shall be grounds for termination for "Cause" without any additional notice from the Company. Notwithstanding the provisions of this Section 3(a) defining "Cause," in the event of a Change of Control, as defined hereafter, a Termination for Cause shall mean only a termination for an act of dishonesty by Employee constituting a felony which was intended to or resulted in gain or personal enrichment of Employee at Company's expense. For purposes of this entire agreement and for the avoidance of doubt, the "termination" of Employee's employment is intended to be a "separation from service" under section 409A(a)(2)(A)(i) of the Internal Revenue Code (the "Code") and is to be interpreted in a manner consistent with such section and applicable Treasury regulations issued thereunder.

(b)   Termination by Company Without Cause or Constructive Termination Not in Connection with a Change of Control. At any time before a Change of Control, Company may terminate Employee's employment without Cause, by giving written notice of termination. If Employee's employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, Employee shall be entitled to receive from Company the following:

(i)   severance benefits including:

(A)           subject to Section 3(h) below, payment of the then current Base Salary for a severance Period of 24-months commencing on the effective date of Employee's termination (the "Severance Period"), in accordance with Company's regular salary payment practices;

(B)           continuation of the vesting of any outstanding stock options, restricted stock awards and other equity incentive awards ("Equity-Based Awards") and continuation of the Employee's rights to exercise any outstanding Equity-Based Awards, through the full 24 month Severance Period. Employee shall be considered to be an Employee of the Company during the entire Severance Period, and shall abide by the Covenant Not to Compete of Section 3(e) of this Agreement.

(C)           for any outstanding stock options, restricted stock awards or other equity incentive awards which are exercisable, payable or become vested only if one or more pre-established performance criteria are satisfied ("Performance-Based Equity Awards"), each Performance-Based Equity Award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria are satisfied. In the case of any Performance-Based Equity Award that is a stock option which becomes exercisable after the end of the Severance Period, such option will remain exercisable until the earlier of the award's original expiration date or 90 days after the end of the Severance Period; and

(D)           continued coverage for Employee (and, if applicable under the applicable welfare benefit plan(s), his spouse and family) coverage under employee benefit plans (such as medical, dental, disability and life) that covered him (or them) immediately before Employee's termination as if he had remained in employment until the end of the Severance Period. If Employee's participation in any plan is barred, the Company shall either arrange to provide Employee (his spouse and family, if applicable) substantially similar benefits or pay Employee the equivalent tax affected value of the substantially similar benefits in cash, provided such cash payment(s) are made in the tax years such that the payments are compliant with the payment rules under Code section 409A.

(ii)   reimbursement for any reasonable, unreimbursed and documented business expense Employee has incurred in performing his duties hereunder during the Term;

(iii)   payment of any accrued but unpaid benefits up to and including the effective date of the termination of employment (including without limitation, any tax equalization payments, bonus due up to the date on which the Severance Period commences), and any other rights, as required by the terms of any employee benefit plan or program of Company;

(iv)   the right to elect continuation coverage of insurance benefits to the extent required by law; and

(v)   payment of COBRA premiums.

For purposes of this Agreement, termination "without Cause" shall mean involuntary termination of employment, at the direction of Company, in the absence of "Cause" as defined above. For purposes of this Agreement, "constructive termination without Cause" shall mean a termination of Employee at Employee's own initiative within one year following the occurrence, without Employee's prior written consent, of one or more of the following events not on account of Cause ("Constructive Termination Events"):

(i)   the failure of the Company to elect Employee the Chief Executive Officer of the Company no later than February 1, 2012 or a significant and adverse diminution in the nature or scope of Employee's authority, title, responsibilities or duties, unless Employee is given new authority or duties that are substantially comparable to Employee's previous authority or duties;

(ii)   a reduction in Employee's then-current Base Salary, or a significant reduction in Employee's opportunities for earnings under Employee's incentive compensation plans (not attributable to economic conditions or business performance at the time), or the termination or significant reduction of any employee benefit or perquisite enjoyed by him (except as part of a general reduction that applies to substantially all similarly situated employees or participants);

(iii)   a change in Employee's place of employment such that Employee is required to work more than 50 miles from Employee's then current place of employment; or

(iv)   the failure of Company to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Company within 45 days after a merger, consolidation, sale or similar transaction.

If Employee believes there exists a basis for a constructive termination without Cause, Employee shall provide Company written notice within 30 days of the occurrence of the Constructive Termination Event describing such event, and Company shall be provided the opportunity to cure the cause of the constructive termination event within a 30-day period following Company's receipt of the written notice. If the cause of the constructive termination is cured, then no constructive termination without Cause shall be found to have taken place.

(c)   Voluntary Termination by Employee. Employee may terminate this Agreement at any time by giving 60 days' written notice to Company. If Employee voluntarily terminates his employment for reasons other than Employee's death, disability, or constructive termination without Cause, he shall be entitled to:

(i)   payment of any earned but unpaid portion of Employee's then current Base Salary through the effective date of such termination;

(ii)   reimbursement of any reasonable, unreimbursed and documented business expense Employee has incurred in performing Employee's duties hereunder.

(iii)   the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)   payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Company.

Any payments made under this Section 3(c) shall be made within 30 days of Employee's termination of employment.

(d)   Termination Due to Death. Employee's employment and this Agreement shall terminate immediately upon Employee's death. If Employee's employment is terminated because of Employee's death, Employee's estate or Employee's beneficiaries, as the case may be, shall be entitled to:

(i)   payment of any earned but unpaid portion of Employee's then current Base Salary through the effective date of such termination;

(ii)   reimbursement for any reasonable, unreimbursed and documented business expense Employee incurred in performing Employee's duties hereunder;

(iii)   the right to elect continuation coverage of insurance benefits to the extent required by law;

(iv)   any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Company, and

(v)   immediate acceleration of the vesting of any Service-Based Equity Awards and continuation of the Employee's beneficiary's rights to exercise any outstanding Service-Based Equity-Based Awards until the earlier of the Award's original expiration date or 12 months following such death;

(vi)   for any Performance-Based Equity Awards, each Performance-Based Equity Award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria are satisfied and in the case of any Performance-Based Equity Award that is a stock option which becomes exercisable pursuant to this Section 3(d)(vi), such option will remain exercisable until the earlier of the award's original expiration date or 12 months following such termination;

(vii)   payment of any accrued but unpaid benefits and any other rights as provided by the terms of any employee benefit plan or program of Company.

Any payments made under this Section 3(d) shall be made within 30 days of Employee's death.

(e)   Termination Due to Disability. Company may terminate Employee's employment at any time if Employee becomes disabled, upon written notice by Company to Employee. If Employee's employment is terminated because of Employee's disability, he shall be entitled to:

(i)   payment of a lump-sum disability benefit equal to 12 months' then current Base Salary;

(ii)   immediate acceleration of the vesting of any Service-Based Equity Awards and continuation of the Employee's rights to exercise any outstanding Service-Based Equity-Based Awards through the effective date of such termination and for a period of 12 months following such termination;

(iii)   for any Performance-Based Equity Awards, each Performance-Based Equity Award will become exercisable, payable or become vested if the underlying performance criteria are satisfied and in the case of any Performance-Based Equity Award that is a stock option which becomes exercisable pursuant to this Section 3(e)(iii), such option will remain exercisable until the earlier of the award's original expiration date or 12 months following such termination;

(iv)   reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee's duties hereunder;

(v)   the right to elect continuation coverage of insurance benefits to the extent required by law; and

(vi)   payment of any accrued but unpaid benefits and any other rights as provided by the terms of any employee benefit plan or program of Company.

Any payments under this Section 3(e) shall be made within 30 days of Employee's termination of employment. "Disability," as used in this paragraph, means a physical or mental illness, injury, or condition that (a) prevents, or is likely to prevent, as certified by a physician, Employee from performing one or more of the essential functions of Employee's position, for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period, and (b) which cannot be accommodated with a reasonable accommodation, without undue hardship on Company, as specified in the Americans with Disabilities Act.

(f)   Payments Terminated. If the Board of Company has determined in good faith that the Employee has failed to comply with the requirements of the Confidentiality, Non-Solicitation and Non-Competition provisions referenced in Section 2 hereof at any time following any termination, then Company shall have no further obligation to pay any amounts or provide any benefits under this Agreement.

(g)   No Obligation to Mitigate. Following any termination under this Section 3, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

(h)   Payments to Specified Employee. If Employee is a "specified employee" (as defined in Code section 409A(a)(2)(B)(i) (hereinafter a "Specified Employee")) at the time Employee is eligible to be paid any amounts under Section 3(b)(i)(A) and (B), such payment(s) shall be made as follows:

(i)   That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (A) and (B), below, shall be paid in equal installments in accordance with Company's regular salary payment practices over the Severance Period —

(A)           The sum of Employee's annualized compensation based upon the annual rate of pay for services provided to Company for Company's taxable year preceding Employee's taxable year in which Employee has a separation from service with Company (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(B)           The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee's termination of employment.

(ii)   That portion which exceeds the amount that may be paid under Section 3(h)(i) above shall be paid in equal installments in accordance with Company's regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee's termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Company until the first day after six months following Employee's termination of employment, at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Company's regular salary payment practices over the remainder of the Severance Period.

4.   Continuation of Employment Upon Change of Control.

(a)   Continuation of Employment. Subject to the terms and conditions of this Section 4, in the event of a Change of Control of Company (as defined in Section 4(d)) at any time during Employee's employment hereunder, Employee will remain in the employ of Company for a period of an additional three years from the date of such Change of Control (the "Change Control Date"). Company shall, for the three year period (the "Three-Year Period") immediately following the Control Change Date, continue to employ Employee in a position without substantial adverse alteration in the nature or status of Employee's authority, duties or responsibility as compared with the position Employee held immediately prior to the Change of Control. During the Three-Year Period, Company shall continue to pay Employee salary on the same basis, at the same intervals and at a rate not less than, that paid to Employee at the Control Change Date. Any termination of employment by the Company following a Control Change Date and during the Three-Year Period (a "Post-CoC Termination") shall be governed by this Section 4 rather than the provisions of Section 3(a) or (b).

(b)   Benefits. During the Three Year Period, Employee shall be entitled to receive the following benefits and participate, on the basis of his employment position, in each of the following plans (collectively, the "Specified Benefits") in existence, and in accordance with the terms thereof, at the Control Change Date:

(i)   any incentive compensation plans including eligibility to receive grants under any Company equity compensation plans;

(ii)   any benefit plan and trust fund associated therewith, related to life, health, dental, disability, or accidental death and dismemberment insurance, and

(iii)   any other benefit plans hereafter made generally available to employees at Employee's level or to the employees of Company generally.

In addition, all outstanding Service-Based Equity Awards and Performance-Based Equity Awards held by Employee shall become immediately vested on the Control Change Date.

(c)   Definition of Change of Control. For purposes of this Section, a "Change of Control" means the first to occur of the following events:

(i)   Any person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (as defined below) representing 50% or more of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this Section 4(c); or

(ii)   During any 12-month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)   There is consummated a merger or consolidation of the Company with any other corporation, OTHER THAN (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any person (an "Affiliate") that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(iv)   The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company's common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company's assets immediately following such transaction or series of transactions.

(d)   Termination Without Cause After Change of Control. Notwithstanding any other provision of this Section 4, at any time after the Control Change Date, Company may terminate the employment of Employee with or without Cause. To the extent Employee experiences a Post-CoC Termination:

(i)   Company shall pay Employee any earned but unpaid portion of Employee's Base Salary through the effective date of such Post-CoC Termination;

(ii)   Company shall reimburse Employee for any reasonable, unreimbursed and documented business expenses Employee incurred in performing Employee's duties hereunder;

(iii)   Company shall pay Employee an amount (the "Special Severance Payment") equal to the present value (calculated using a discount rate equal to 7.5% per annum) of Employee's Base Salary that would have been paid to Employee had Employee remained an employee until the later of (A) the end of the Three-Year Period or (B) 24 months following the effective date of Employee's Post-CoC Termination (such additional 24 month period in this Section 4(d)(iii)(B) hereinafter referred to as the "Extended Period").  If the Employee becomes entitled to a Special Severance Payment under this Section 4(d)(iii), the amount of the Special Severance Payment shall be increased by an amount (the "Increased Amount") equal to the present value (calculated using a discount rate equal to 7.5% per annum) of the annual bonus Employee would have been paid under the Company's annual incentive bonus plan (assuming performance goal achievement at the target level) had Employee remained an employee until the later of (X) the end of the Three-Year Period or (Y) the Extended Period. At anytime on or after the third anniversary of the Effective Date, the Board may elect, without the consent of the Employee, to exclude this "Increased Amount" from the Special Severance Payment and such election by the Board shall not be deemed a Constructive Termination Event.

(iv)   Company shall provide Employee (and, if applicable under the applicable welfare benefit plan(s), his spouse and family) coverage under employee benefit plans (such as medical, dental, disability and life) that covered him (or them) immediately before Employee's termination as if he had remained in employment until the end of the Three-Year Period, or, if longer, the end of the Extended Period. If Employee's participation in any plan is barred, the Company shall either arrange to provide Employee (his spouse and family, if applicable) substantially similar benefits or pay Employee the equivalent tax affected value of the substantially similar benefits in cash, provided such cash payment(s) are made in the tax years such that the payments are compliant with the payment rules under Code section 409A.

Subject to Section 4(f) below, all payments required under paragraphs (i) through (iii) above shall be made no later than the fifth business day following the effective date of Employee's termination of employment.

(e)   Resignation following a Change of Control. If, within the Three-Year Period Employee experiences a Constructive Termination Event, and after providing written notice to Company no later than 90 days of the date the Constructive Termination Event first arose or occurred, Company fails to cure the event or condition giving rise to the Constructive Event within the 30-day period following Company's receipt of the written notice, Employee may, effective at the end of such 30-day cure period, resign his employment with Company (the "Resignation"). In connection with such Resignation, Company shall pay to Employee the same amounts and benefits Employee would have been entitled to receive if he experienced a Post-CoC Termination under Section 4(d) above.

(f)   Timing of Payments. The time at which all payments due under Sections 4(d) or 4(e) above will commence and the form in which such payments will be made will depend upon the following two factors: (1) whether Employee is a Specified Employee and (2) whether the Post-CoC Termination occurs on or before, or after the second anniversary of the Control Change Date. Each of the payment scenarios is set forth below.

(i)   If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 4(d) or 4(e), and Employee's termination from employment is on or before the second anniversary of the Control Change Date, such payment(s) shall be made as follows:

(A)           That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2) below shall be paid in a lump sum payment within 5 business days of Employee's termination of employment—

(1)
The sum of Employee's annualized compensation based upon the annual rate of pay for services provided to Company for Company's taxable year preceding Employee's taxable year in which Employee has a separation from service with such Company (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee's termination of employment.

(B)           That portion which exceeds the amounts that may be paid under Section 4(f)(i)(A) above shall be paid, in a lump sum, on the first day after the six month anniversary of the effective date of Employee's termination of employment.

(ii)   If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 4(d) or 4(e), and Employee's termination from employment is on or before the second anniversary of the Control Change Date, such payment(s) shall be paid in a lump sum payment within 5 business days of Employee's termination of employment.

(iii)   If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 4(d) or 4(e), and Employee's termination from employment is after the second anniversary of the Control Change Date, such payment(s) shall be made as follows:

(A)           That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2) below shall be paid in a lump sum payment within 5 business days of Employee's termination of employment—

(1)
The sum of Employee's annualized compensation based upon the annual rate of pay for services provided to Company for Company's taxable year preceding Employee's taxable year in which Employee has a separation from service with such Company (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee's termination of employment.

(B)           That portion which exceeds the amount that may be paid under Section 4(f)(iii)(A) above shall be paid in equal installments in accordance with Employee's regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee's termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Company until the first payment made six months and one day following Employee's termination of employment at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Company's regular salary payment practices over the Severance Period.

(iv)   If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 4(d) or 4(e), and Employee's termination from employment is after the second anniversary of the Control Change Date, such payment(s) shall be made as follows:

(A)           That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2), below, shall be paid in a lump sum payment within 5 business days of Employee's termination of employment—

(1)
The sum of Employee's annualized compensation based upon the annual rate of pay for services provided to Company for Company's taxable year preceding Employee's taxable year in which Employee has a separation from service with such Company (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee's termination of employment.

(B)           That portion which exceeds the amount that may be paid under Section 4(f)(iv)(A), above, shall be paid in equal installments over the Severance Period in accordance with Company's regular salary payment practices.

(g)   Mitigation and Expenses.

(i)   Other Employment. After the Control Change Date, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

(ii)   Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Company shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorney's fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Company any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Employee acted frivolously or in bad faith by such dispute

(h)   Successors in Interest. The rights and obligations of Company and Employee under this Section 4 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Company and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Company or Employee hereunder and this Section 4 shall not be terminated by the voluntary or involuntary dissolution of Company or any merger or consolidation or acquisition involving Company, or upon any transfer of all or substantially all of Company's assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provision of this Section 4 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

5.   Deductions and Withholding. Employee agrees that Company may withhold from any and all payments required to be made by Company to Employee under this Agreement all taxes or other amounts that Company is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.

6.   Modified 280G Carve-Back.   Notwithstanding anything contained in this Agreement to the contrary, if on an after-tax basis the aggregate payments and benefit paid pursuant to Section 4 would be larger if the portion of such payments and benefits constituting "parachute payments" under Code section 280G were reduced by the minimum amount necessary to avoid the imposition of the excise tax under Code section 4999, then such payments and benefits shall be reduced by the minimum amount necessary to avoid such excise tax.  Any such reduction shall first be applied to reduce the Special Severance Payment under Section 4(d)(iii) of this Agreement; second, if necessary, be applied to reduce the number of performance-vesting restricted shares that otherwise would vest solely on account of the Change of Control; and third, if necessary, reduce the number of time-vested restricted shares whose vesting would be accelerated on account of the Change of Control.

7.   Inducement Grant.  For purposes of this Agreement, the term "Equity-Based Awards" shall not include the inducement grant described in that certain offer letter dated July 29, 2011 from the Company to Employee in the amount of 112,500 shares of restricted common stock of the Company (the "Inducement Award").  In the event of a termination of Employee's employment with the Company or a Change of Control, the vesting of such Inducement Award shall be governed by the terms of the Restricted Stock Award Agreement entered into between the Company and the Employee in connection with the Inducement Award.

8.   Arbitration. Whenever a dispute arises between the Parties concerning this Agreement or any of the obligations hereunder, or Employee's employment generally, Company and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Company and Employee, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association's Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator's award in any court having jurisdiction thereof. The expenses of the arbitration will be split equally between the parties and each party shall be responsible for paying his or its own costs, including attorneys' fees associated with such arbitration. Nothing in this Section 8 shall be construed to derogate Company's rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 2(h).

9.   Non-Waiver. It is understood and agreed that one party's failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party's right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

10.   Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

11.   Survivability. Unless otherwise provided herein, upon termination or expiration of the Term, the provisions of Sections 2 through 15 above shall nevertheless remain in full force and effect but shall under no circumstance extend the Term of this Agreement (or the Executive's right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).

12.   Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Delaware without regard to the conflict of law provisions thereof.

13.   Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.

14.   Entire Agreement. This Agreement contains and represents the entire agreement of Company and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Company and Employee. No representation, promise or inducement has been made by either Company or Employee that is not embodied in this Agreement, and neither Company nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

15.   Assignability. Neither this Agreement nor any rights or obligations of Company or Employee hereunder may be assigned by Company or Employee without the other Party's prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Company and Employee and their heirs, successors and assigns.

16.   Code Section 409A. This Agreement is intended to meet the requirements of Code section 409A and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that any payment or benefit provided hereunder is subject to Code section 409A, such payment or benefit shall be provided in a manner that will meet the requirements of Code section 409A, including regulations or other guidance issued with respect thereto, such that the payment or benefit shall not be subject to the excise tax applicable under Code section 409A. Any provision of this Agreement that would cause any payment or benefit to fail to satisfy Code section 409A shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Code section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code section 409A.

17.   Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

if to Company, to	Layne Christensen Company Attention: General Counsel 1900 Shawnee Mission Parkway Mission Woods, Kansas 66205 Fax: (913) 362-8823

if to Employee, to	Rene J. Robichaud 8130 Indian Hill Road Cincinnati, Ohio 45243 Fax: (513) 271-2857

or to such other address as Company or Employee shall have furnished to the other in writing.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

By:	/s/ Rene J. Robichaud
Rene J. Robichaud

LAYNE CHRISTENSEN COMPANY
By:	/s/ Steve F. Crooke
Steve F. Crooke
Senior Vice President—General Counsel